Exhibit 99.1

Kairos Pharma Announces Signing of Binding Strategic Asset Acquisition of Exclusive Worldwide Rights to CL-273 From OrbiMed and Torrey Pines Investment-Backed Celyn Therapeutics

The next-generation, AI-designed pan-EGFR inhibitor for EGFR-mutant lung cancer significantly expands the Company’s oncology pipeline Targeting a $16.2 Billion Market Opportunity

Los Angeles, CA – March, 02, 2026 – Kairos Pharma, Ltd. (NYSE American: KAPA), a clinical-stage biopharmaceutical company focused on innovative cancer therapeutics, today announces that it has entered into binding terms to acquire CL-273 from Celyn Therapeutics, Inc., a company backed by OrbiMed and Torrey Pines Investment.

John Yu, M.D., Kairos Pharma Chief Executive Officer, commented: “The signing of binding terms to acquire CL-273 represents a pivotal step in building Kairos Pharma’s next generation of targeted therapies for EGFR-mutant lung cancer. This transaction is expected to be value-accretive. CL-273’s AI-designed, wild-type-sparing pan-EGFR profile positions it as a potentially best-in-class asset in a large, fast-growing $16.2 billion lung cancer market with significant unmet needs due to the development of resistance. Given its prestigious backing, we believe partnering with Celyn Therapeutics offers additional high-quality science to our existing pipeline. We believe in the rigor of the data package supporting CL-273. We further believe that together with an OrbiMed-backed innovator, Kairos Pharma is strongly positioned to deliver a highly differentiated, potentially best-in-class, EGFR inhibitor to patients worldwide.”

CL-273 is an investigational, reversible, wild-type-sparing pan-EGFR small-molecule inhibitor discovered using a proprietary AI-driven drug discovery platform backed by OrbiMed and other leading healthcare investors. This unique drug targets the resistant mutations that develop when using EGFR tyrosine kinase inhibitors, thereby reversing resistance. Specifically engineered for EGFR-mutant type of lung cancer (NSCLC), the EGFR-mutated lung cancer treatment market is estimated at $16.2 billion in 2026 (Future Market Insights). EGFR mutations are present in approximately 10–15% of NSCLC cases in Western populations and up to 50% in Asian populations (CoherentMI), creating a substantial addressable patient population worldwide.

Celyn Therapeutics brings deep domain expertise in small-molecule oncology drug development. Kairos Phama believes that OrbiMed’s support of Celyn underscores the quality of CL-273’s discovery and this transaction is expected to align the Company with OrbiMed’s longstanding track record in building category-defining oncology companies. By acquiring CL-273, Kairos aims to accelerate the development of a next-generation, AI-designed EGFR inhibitor for patients with EGFR-mutant NSCLC worldwide.

D. Boral Capital, LLC acted as the sole financial advisor.

About Kairos Pharma, Ltd.

Based in Los Angeles, California, Kairos Pharma Ltd. (NYSE American: KAPA) is at the forefront of oncology therapeutics, utilizing structural biology to overcome drug resistance and immune suppression in cancer. Kairos Pharma’s lead candidate, ENV-105, is an antibody that targets CD105—a protein identified as a key driver of resistance and disease relapse in response to standard therapy. ENV-105 aims to reverse drug resistance by targeting CD105 and restore the effectiveness of standard therapies across multiple cancer types. Currently, ENV-105 is in a Phase 2 clinical trial for castrate-resistant prostate cancer and a Phase 1 trial for non-small cell lung cancer aimed at addressing significant unmet medical needs. As of the date of this press release, ENV-105 has not been approved as safe or effective by the United States Food and Drug Administration or any other comparable foreign regulator. For more information, visit kairospharma.com.

About Celyn Therapeutics, Inc.

Celyn Therapeutics, Inc. is a privately held biotechnology company formed to develop proprietary small-molecule drugs targeting cancer, including EGFR-pathway inhibitors and c-MET-pathway inhibitors among other targets and related novel compounds. Celyn was created with backing from OrbiMed and Torrey Pines Investment and maintains its principal offices in Dover, Delaware.

About D. Boral Capital, LLC

D. Boral Capital LLC is a premier, relationship-driven global investment bank headquartered in New York. The firm is dedicated to delivering exceptional strategic advisory and tailored financial solutions to middle-market and emerging growth companies. With a proven track record, D. Boral Capital provides expert guidance to clients across diverse sectors worldwide, leveraging access to capital from key markets, including the United States, Asia, Europe, the Middle East, and Latin America. A recognized leader on Wall Street, D. Boral Capital has successfully aggregated approximately $30 billion in capital since its inception in 2020, executing ~350 transactions across a broad range of investment banking products.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the expected timing and completion of the acquisition transaction, the anticipated benefits of the acquisition, development timelines for CL-273, market opportunity and revenue projections, clinical development plans, and the potential therapeutic benefits of the acquired assets. These statements are based on KAPA’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to, the Company’s beliefs, plans, goals, objectives, expectations, assumptions, estimates, intentions, future performance, other statements that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These forward-looking statements and their implications are based on the current expectations of the management of KAPA only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks, uncertainties, and other factors include, but are not limited to our ability to obtain additional financing; the accuracy of our estimates regarding expenses, future revenues and capital requirements; the success and timing of our preclinical studies and clinical trials; the performance of third-party manufacturers and contract research organizations; our plans to develop and commercialize our product candidates; our plans to advance research; and, our ability to obtain and maintain intellectual property protection for our product candidates. Except as otherwise required by applicable law and stock exchange rules, KAPA undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting KAPA is contained under the heading “Risk Factors” in KAPA’s Annual Report on Form 10-K filed with the SEC, which is available on the SEC’s website, www.sec.gov (including any documents forming a part thereof or incorporated by reference therein), as well as in our reports, public disclosure documents and other filings with the Securities and Exchange Commission.

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